Victory Capital Holdings Corporation Acquires Union Media News Corporation

Thursday March 10, 10:14 am ET

LOS ANGELES, March 10, 2005 (PRIMEZONE) -- Victory Capital Holdings Corporation (OTC BB:VTYC.OB - News) announced today that it has signed a definitive agreement to acquire Union Media News Corporation (UMN) through a non-dilutive share exchange agreement.

Union Media News Corporation was formed to provide a twenty-first century, real-time electronic and cable news service for the labor unions and their members. ``The continued strength and success of the Labor Unions is predicated on their ability to cost effectively deliver pertinent news and information to their members on a real-time basis,'' stated Jim Boardman, CEO of Union Media News Corporation.

Union Media has an exclusive marketing opportunity to provide a variety of deeply discounted goods and services to the 40 million active and retired union members, all approved and endorsed by union management. Some of these services include both high speed broadband and dial up services, email accounts, anti-virus software, and all telecommunication services such as VoIP (local and long distance phone services) and Unified Communications. Union Media is in the process of negotiating the addition of banking and insurance services as part of the goods and services available to all union members.

``We are on schedule to launch our first program this month. In this initial pilot, Union Media will be introduced to approximately 14,000 union members. Feedback from the union executives involved with this launch indicates that they are extremely pleased that they will soon have a conduit to communicate with all of their members real-time,'' stated Jim Boardman, CEO of Union Media News Corporation.

``Union Media represents a significant marketing opportunity to a very loyal and large affinity group, we see a tremendous amount of synergy that will develop quickly through the enterprise of Jim Boardman and his staff as this program rolls out,'' stated Jon Fullenkamp, Chairman & CEO of Victory Capital Holdings.

Victory Capital Holdings Corporation (VTYC) is a publicly traded company designed to leverage the assets of existing, proven technology and to infuse those assets with marketing, management and financial support to become the recognized leader in its space.

Certain statements contained herein are ``forward-looking'' statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.

Contact:
Victory Capital Holdings Corporation
Investor Relations
(916) 965-6439
investor@vtyc.com